Exhibit (a)(5)(D)

NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE: March 6, 2015

XENIA HOTELS & RESORTS, INC. ANNOUNCES PRELIMINARY

RESULTS OF TENDER OFFER

Orlando, FL – March 6, 2015 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced the preliminary results of its previously announced modified “Dutch Auction” self-tender offer (the “Tender Offer”) to purchase for cash up to $125 million in value of shares of the Company’s common stock, which expired at 5:00 p.m., New York City Time, on March 5, 2015.

Based on the preliminary count by DST Systems, Inc., the depositary for the Tender Offer, 1,785,390 shares were validly tendered at or below the final purchase price of $21.00 per share and not properly withdrawn.

In accordance with the terms and conditions of the Tender Offer, and based on the preliminary count by the depositary, the Company expects to purchase approximately 1,785,390 shares at a price of $21.00 per share, for a total cost of approximately $37.5 million (excluding fees and expenses relating to the Tender Offer).

The number of shares of common stock the Company expects to purchase in the Tender Offer represents approximately 1.6% of its common stock outstanding as of February 3, 2015, the last day prior to the commencement of the Tender Offer. Based on preliminary results of the tender offer, the Company expects to have approximately 111,638,595 shares of common stock outstanding immediately following payment for the shares of common stock purchased in the Tender Offer.

The number of shares of common stock to be purchased and the price per share under the Tender Offer are preliminary and may change based on the final confirmed numbers from the depositary. Final results will be announced within five business days. Payment for the shares accepted for purchase will commence as promptly as practicable thereafter.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. As of December 31, 2014 we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®,

Xenia Hotels & Resorts

Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies, under various nationally recognized brands. For more information on our business, refer to the company website at www.xeniareit.com.

Forward-Looking Statements Disclaimer

Certain statements in this letter constitute “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “predict,” “potential,” “continue,” “likely,” “plan,” “seek,” “may,” “will,” “should,” “would” and “could.” These forward-looking statements are not historical facts but are the intent, belief or current expectations of the Company’s management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in the Company’s most recent registration statement on Form 10, as filed with the SEC. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as may be required by applicable law. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email, please visit our website at

www.xeniareit.com

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